SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 13, 2012

TECHS LOANSTAR, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA	133-143630	20-4682058
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

319 Clematis Street, Suite 400, West Palm Beach, Florida 33401

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code (561) 514-9042

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On January 13, 2012, the Registrant retained Dr. Richard D. Fantozzi, M.D., F.A.C.S., as the Chief Executive Officer of Quture, Inc. (“Quture”), the wholly owned subsidiary of Techs Loanstar, Inc. (“TCLN” or the “Registrant”).  Dr. Fantozzi will also be the Co-Chairman of Quture’s Board of Directors. .

From June 2001 to June 2009 was President, Medical Board of California, appointed to and serving on the Board in California under both Democratic and Republican Governors.  In private practice, Dr. Fantozzi is Former Director of Head/Neck Surgery, Scripps Clinic, La Jolla, CA.  He enjoyed a distinguished professional life as an otolaryngologist after training at the University of California, San Francisco.  His medical degree is from the University of Illinois, College of Medicine. In addition to his achievements in medicine and regulatory affairs, he also formed in July 2002 and continues as President RDF Asset Group, Inc., a real estate investment trust company.

Based on the above Dr. Fantozzi, age 60, was selected for the aforementioned positions for his prominence, expertise and experience as a physician, regulator, and business leader.

The Company has agreed to issue Dr. Fantozzi 100,000,000 restricted shares of the Company’s common stock and will compensate Dr. Fantozzi $6,500 per month.

There are no family relationships between Dr. Fantozzi and any other director or executive officer of the Registrant.

On January 13, 2012; in conjunction with the above Mr. G Landon Feazell, resigned his position of Chief Executive Officer of Quture and was named Chief of Innovations of Quture, Inc.  Mr. Feazell remains on the Board of Directors (Co-Chairman) of Quture, Inc. as well as Chief Executive Officer, President and Chairman of the Board of Directors of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHS LOANSTAR, INC

Dated: January 19, 2012	By:	/s/ G. Landon Feazell
G. Landon Feazell
President and Chief Executive Officer